Exhibit 10.7

SALE AND

PURCHASE AGREEMENT

dated as of November 6, 2012

between

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.,

As Seller

and

AMUR FINANCE I LLC,

as Buyer

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) dated as of November 6, 2012 is made between QUANTUM FUEL SYSTEMS TECHNOLOGIES, INC., a Delaware corporation, hereinafter called “Seller” and AMUR FINANCE I LLC, a Delaware limited liability company, hereinafter called “Buyer”.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease Agreement, dated as of November 6, 2012 (the “Lease Agreement”), between Buyer and Seller, Buyer agreed to lease to Seller and Seller agreed to lease from Buyer, (i) the Sold Equipment identified on Schedule 1 hereto, (ii) certain additional equipment to be sold by Seller to Purchaser in accordance with the second paragraph of Section 2 hereof (the “Additional Sold Equipment”) and (iii) certain additional equipment that will be purchased by Buyer direct from the equipment vendors (the “Buyer-Purchased Equipment”). (All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Lease Agreement);

WHEREAS, it is the express intention of Seller and Buyer that this Sale and Purchase Agreement constitutes a true sale, and not a financing of the Sold Equipment listed on Schedule 1 attached hereto (the “Sold Equipment”) and any additional equipment sold by Seller to Purchaser in accordance with the second paragraph of Section 2 hereof (the “Additional Sold Equipment”), and not a financing, Buyer shall become the owner of the Sold Equipment and any Additional Sold Equipment and Seller wishes to sell to Buyer full legal and beneficial title to the Sold Equipment and any Additional Sold Equipment;

THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	Sale and Purchase.

(a) On the Closing Date (defined below), Seller agrees to sell and Buyer agrees to purchase from Seller the Sold Equipment listed on Schedule 1 attached hereto and incorporated by reference herein together with all additions, attachments, parts or accessories incorporated or attached therein or associated therewith in accordance with the terms and conditions specified herein.

Seller shall provide Buyer with all of the purchase documentation associated with Seller’s purchase of the Equipment from the vendor(s) including but not limited to the purchase documentation, invoices, and bills of sale (“Documentation”) provided to Seller in connection with the Equipment.

(b) From time to time during the period from the Closing Date until the Lease Termination Date, Buyer shall purchase the Additional Sold Equipment from Seller using funds from the Escrow Account within two (2) business days following Seller’s submission of the Documentation related to such Additional Sold Equipment.

2.	Purchase Price and Payment.

(a) The purchase price for the Sold Equipment shall be SEVEN HUNDRED TWELVE THOUSAND AND SEVEN HUNDRED AND NINETY-ONE DOLLARS ($712,791.00) Dollars (the “Sold Equipment Purchase Price”).

(b) The purchase price for the Additional Sold Equipment shall equal to the amount paid by Seller to the equipment vendors for such Additional Sold Equipment as set forth in the Documentation (the “Additional Sold Equipment Purchase Price”); provided, however, the Additional Sold Equipment Purchase Price shall not exceed (x) Three Million Two Hundred Fifty Thousand and No/100 ($3,250,000) Dollars, minus the sum of (y) the Sold Equipment Purchase Price and (z) the amount paid by Buyer direct to the equipment vendors with respect to any Buyer-Purchased Equipment (the “Buyer-Purchased Equipment Purchase Price”).

(c) The Sold Equipment Purchase Price and the Additional Sold Equipment Purchase Price shall be paid by Buyer to Seller on the applicable Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

For the sake of clarity, under no circumstances shall the aggregate amount of the Sold Equipment Purchase Price, the Additional Sold Equipment Purchase Price and the Buyer-Purchased Equipment Purchase Price exceed Three Million Two Hundred Fifty Thousand and No/100 ($3,250,000) Dollars.

3.	Delivery.

On each Closing Date, Seller shall deliver and Buyer shall accept delivery of the Sold Equipment, any Additional Sold Equipment and any Buyer-Purchased Equipment at Seller’s facility located at 25242 Arctic Ocean Drive, Lake Forest, California 92630 (the “Seller’s Facility”), and it is anticipated it shall remain there for the duration of the Lease Agreement, until termination of the Lease Agreement under its terms. Irrespective of any other provision hereof, Seller shall bear all risk of damage from fire, the elements or otherwise until the full payment of the purchase price is paid. Following the sale of the Sold Equipment or Additional Sold Equipment hereunder, the Seller and Buyer rights and remedies with respect to one another shall be as set forth in the Lease Agreement.

4.	Closing Date.

The closing date for the sale and purchase of the Sold Equipment and any Additional Sold Equipment shall be as follows (each, a “Closing Date”):

(a) The Closing Date for the sale and purchase of the Sold Equipment shall be on or before November 6, 2012.

(b) The Closing Date for the sale and purchase of any Additional Sold Equipment shall be the second business day following the Seller’s submission of the Documentation related to such Additional Sold Equipment to the Buyer.

5.	Buyer-Purchased Equipment.

Buyer acknowledges that its agreement to purchase the Buyer-Purchased Equipment is a material inducement to Seller’s entering into the transactions contemplated by this Agreement and the Lease Agreement. Accordingly, Buyer hereby covenants and agrees that it shall purchase, or cause to be purchased the Buyer-Purchased Equipment in the name of Buyer within three (3) business days (the “Equipment Purchase Date”) following its receipt from Seller of a written request, which request shall be in a form acceptable to and include information required by the Buyer, and Buyer shall cause such Buyer-Purchased Equipment to be delivered to Seller’s Facility. The Buyer-Purchased Equipment Purchase Price shall be paid, or caused to be paid by Buyer from the funds held in the Escrow Account. Buyer further agrees that in the event that it fails or refuses to purchase, or cause to be purchased any of the Buyer-Purchased Equipment as required hereunder, then, in addition to any other rights and remedies that Seller may have against Buyer, the amount of the Lease Rent due under the Lease Agreement, shall immediately and automatically be proportionately reduced to reflect the value of any Buyer-Purchased Equipment which Buyer fails to purchase, or cause to be purchased; provided that if Buyer subsequently purchases, or causes to be purchased such equipment within five (5) business days of the original Equipment Purchase Date the amount of the Lease Rent due under the Lease Agreement, shall immediately and automatically be proportionately increased to reflect the value of such Buyer-Purchased Equipment (such adjustment is referred to as “Lease Rent Adjustment”).

6.	Leaseback.

This Agreement is contingent upon Seller leasing the Sold Equipment, the Additional Sold Equipment and the Buyer-Purchased Equipment from Buyer pursuant to the terms of the Lease Agreement.

7.	Maintenance; Warranties.

(a)	With respect to the Sold Equipment, Seller warrants that (i) it is either (a) under “new” equipment warranty from the manufacturer or (b) has been continuously maintained by Seller in the manner recommended by the manufacturer or under a maintenance contract.

(b)	With respect to the Additional Sold Equipment, as of the applicable Closing Date, it will be under the manufacturers’ new equipment warranty.

(c)	To the extent permitted by law or by contract, Seller shall and hereby does assign to Buyer the benefit of all of Seller’s rights applicable to the Sold Equipment and Additional Sold Equipment in connection with manufacturers’ warranties, servicing, training, indemnities and the like, including the right to use and possess licensed products associated with such Sold Equipment and Additional Sold Equipment provided by the manufacturer or vendors

8.	Buyer Representations.

Buyer represents and warrants to Seller that:

(a)	it has the power to enter into and exercise its rights and perform and comply with its obligations under this Agreement; and

(b)	this Agreement is valid, legally binding and enforceable against Buyer, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

9.	Seller Representations.

(a)	Seller makes to Buyer the representations and warranties set forth in Sections 7.2(a) to 7.2(s) (inclusive) of the Lease Agreement, and all such representations and warranties are incorporated by reference herein mutatis mutandis as if set forth at length herein; and

(b)	Seller represents and warrants to Buyer that Schedule 1 sets forth a full and complete list of the Sold Equipment.

All representations and warranties herein shall survive the execution of this Agreement and the purchase of the Equipment.

10.	Title.

Title shall pass from Seller to Buyer on the date Buyer tenders payment of the Sold Equipment Purchase Price or the Additional Sold Equipment Purchase Price, as applicable. On each Closing Date, Seller shall provide Buyer with a Bill of Sale, in the form of Exhibit A attached hereto and incorporated by reference herein and/or such other documentation necessary to transfer title to a specific item of Equipment to Buyer. Title for all Buyer-Purchased Equipment shall be held by Buyer.

11.	Further Assurances,

Seller and Buyer shall promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purposes of this Agreement.

12.	Entire Agreement,

This Agreement embodies the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of Seller and Buyer, verbal or written, relating to the subject matter hereof

13.	Indemnities.

Seller shall upon notice by Buyer indemnify in full and hold harmless, Buyer, its officers, employees, agents, advisors, consultants and legal counsel and Buyer’s successors and assigns, (each an “Indemnified Person”) from and against any and all claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments which may be instituted, made, threatened, alleged, asserted or established (each a “Claim”) in any jurisdiction against or otherwise involving an Indemnified Person and from all losses, costs, damages, charges or out-of-pocket expenses (including reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) (each an “Expense”) which an Indemnified Person suffers or incurs from time to time (including all Expenses reasonably incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 11 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity), in any such case arising out of Seller’s performance hereunder; provided that Seller shall not be required to indemnify any Indemnified Person pursuant to this clause 11 if, but only to the extent that, it is determined by final order of a court of competent jurisdiction that such Claims and Expenses were the result of such Indemnified Person’s breach of this Agreement, gross negligence or willful misconduct. For the sake of clarity and except as otherwise stated herein, it is the intention of Seller under this clause 11 to indemnify the Indemnified Persons from all Claims brought by Seller, any successor in interest of Seller or any Person, whether acting on its own behalf or acting on behalf of Seller, or asserting a Claim through Seller against an Indemnified Person and all Expenses related thereto.

14.	Notices.

All notices hereunder shall be in writing and deemed given when received (by mail or facsimile) at the respective Parties’ address set forth below:

To Seller:

Quantum Fuel Systems Technologies Worldwide, Inc.

25242 Arctic Ocean Drive, Lake Forest, CA 92630

Telephone: 949-930-3400

Fax: 949-399-4567

Attention: Brad Timon

With a copy to:

Kenneth Lombardo, General Counsel

19500 Hall Road, Suite 102, Clinton Township, MI 48038

Telephone: 586-948-9534

Facsimile: 586-948-9537

To Buyer:

Amur Finance I LLC.

50 Main Street, Suite 1265

White Plains, NY 10606

Telephone: 212-893-8836

Facsimile: 212-893-8837 Attention: Alison A. Mason, Managing Director

With a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Attention: Andrew F. Fowler

Telephone: (212) 837-6738

Facsimile: (212) 299-6855

15.	Further Assurances.

Seller shall promptly and duly execute and deliver to Buyer such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purposes of this Agreement.

16.	Jurisdiction.

(a)

Each of the parties hereto agrees that the United States federal and New York State courts located in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, submits to the jurisdiction of such courts. Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York State courts located in The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum. Each of the parties hereto agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in The City of New York to the Person named as the process agent of such party herein at the address set out herein or at the principal New York City office of such process agent, if not the same.

(b)	The submission to the jurisdiction of the courts referred to in Section 19(a) shall not (and shall not be construed so as to) limit the right of the Buyer to take proceedings against Seller in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)	Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Indenture to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

17.	Confidentiality.

The Confidentiality provisions of the Lease Agreement shall apply to this Agreement, and such provisions are incorporated by reference, mutatis mutandis as if set forth at length herein.

18.	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Seller and Buyer.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
as Seller

By:	/s/ Brad Timon

Name:	Brad Timon
Position:	CFO

AMUR FINANCE I LLC
as Buyer

By:	/s/ Alison Mason

Name:	Alison Mason
Position:	Managing Director

SCHEDULE 1

SOLD EQUIPMENT

1.	Machinery & Equipment

2.	Tooling and dies

3.	Computer Equipment and components

4.	Auto

EXHIBIT A

BILL OF SALE

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. the undersigned Seller, for the sum of [SPELL OUT AMOUNT] ($[        ]) sell to the undersigned Buyer, the following property:

The Equipment set forth on Schedule A-1 hereto.

The undersigned Seller affirms that the information on Schedule A-1 is accurate.

The undersigned Buyer accepts this Bill of Sale.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
as Seller
25242 Arctic Ocean Drive,
Lake Forest, CA 92630

By:

Name:
Position:
Date:

AMUR FINANCE I LLC
as Buyer 50 Main Street, Suite 1265
White Plains, NY 10606

By:

Name:
Position:
Date:

Schedule A-1 to Bill of Sale

[DETAILED DESCRIPTION OF EQUIPMENT]